Exhibit 23.1

KPMG LLP
1023 Walnut Street
Boulder, Colorado, CO 80302

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 1, 2024, with respect to the financial statements of ARCA biopharma Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Boulder, Colorado

June 18, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.